Exhibit 3.1
Restated Electronically for SEC filing purposes only

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BROOKDALE SENIOR LIVING INC.
The undersigned, Deborah C. Paskin, certifies that she is the Secretary of Brookdale Senior Living Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

(1)	The name of the Corporation is Brookdale Senior Living Inc.

(2)
The name under which the Corporation was originally incorporated was Brookdale Senior Living Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 28, 2005.

(3)	This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

(4)	The text of the Restated Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:
ARTICLE ONE
The name of the corporation is Brookdale Senior Living Inc. (the “Corporation”).
ARTICLE TWO
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Road, in the City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE THREE
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, or any successor thereto (“Delaware Corporation Law”).

ARTICLE FOUR

PART A. AUTHORIZED SHARES
1.    NUMBER OF AUTHORIZED SHARES. The total number of shares of Capital Stock (as defined below) which the Corporation has authority to issue is 450,000,000 shares, consisting of:
a.    400,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”); and
b.    50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).
Shares of Common Stock and Preferred Stock will have the rights, preferences and limitations separately set forth below. As used in this certificate of incorporation of the Corporation, as amended and restated from time to time (this “Certificate of Incorporation”), “Capital Stock” means all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.
2.    REGISTRATION OF TRANSFERS. The Corporation will keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Capital Stock. Upon the surrender at such place of any certificate representing shares of Capital Stock, the Corporation will, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of the class represented by the surrendered certificate, and the Corporation forthwith will cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. The issuance of new certificates will be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.
3.    REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder being satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Capital Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor then its own agreement will be satisfactory) or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

PART B. PREFERRED STOCK
Shares of Preferred Stock may be issued from time to time in one or more classes or series. The board of directors of the Corporation (the “Board of Directors”) is hereby authorized to provide for the issuance of all or any shares of Preferred Stock, and to fix for each class or series thereof such voting powers, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of Capital Stock, or of any other series of the same or any other class or classes of Capital Stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; in the case of each of the foregoing, all as may be stated in such resolution or resolutions.
PART C. COMMON STOCK
All shares of Common Stock will be identical in all respects and will entitle the holders of such shares to the same rights and privileges, subject to the same qualifications, limitations and restrictions. The holders of Common Stock will be entitled to vote in the election of directors and on all other matters submitted to a vote of the Corporation’s stockholders, with each holder of Common Stock being entitled to one vote for each share of Common Stock held by such holder.
ARTICLE FIVE
The Corporation is to have perpetual existence.
ARTICLE SIX
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, amend, alter or repeal the bylaws of the Corporation, as amended and restated from time to time (the “Bylaws”). The affirmative vote of at least a majority of the whole Board of Directors shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66.67%) of the voting power of the then issued and outstanding shares of Capital Stock that are entitled to vote generally in the election of directors (the “Voting Shares”).

ARTICLE SEVEN
PART A. MEETINGS OF STOCKHOLDERS; ETC.
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board of Directors, if there is one, (ii) the Chief Executive Officer, if there is one, or (iii) the Board of Directors. The ability of the stockholders to call or cause a special meeting of stockholders to be called is hereby specifically denied. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.
PART B. ACTION BY WRITTEN CONSENT
No action required or permitted by the Delaware Corporation Law to be taken at a stockholders’ meeting may be taken without a meeting or without prior notice.
ARTICLE EIGHT
No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article EIGHT by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
ARTICLE NINE
The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives; provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or such person’s heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article NINE shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article NINE to directors and officers of the Corporation. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Any repeal or modification of this Article NINE shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
ARTICLE TEN
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.
ARTICLE ELEVEN
The number of directors which constitute the whole Board of Directors shall be not less than three (3) or more than nine (9). The exact number of directors which shall constitute the whole Board of Directors shall be determined from time to time by a resolution adopted by a majority of the Board of Directors then in office. Until the election of directors at the 2021 annual meeting of stockholders (the “2021 Annual Meeting”), the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director elected at or prior to the 2018 annual meeting of stockholders shall be elected for a term expiring on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. Each director elected at the 2019 annual meeting of stockholders shall be elected for a two-year term expiring at the 2021 Annual Meeting. Each director elected at the 2020 annual meeting of stockholders shall be elected for a one-year term expiring at the 2021 Annual Meeting. At the 2021 Annual Meeting and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Prior to the 2021 Annual Meeting, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. Directors need not be stockholders. Except as otherwise provided in the Bylaws, the directors shall be elected at the annual meeting of the stockholders, and each director elected shall hold office until the annual meeting of stockholders at which that director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s death or retirement or until such director resigns or is removed in the manner hereinafter provided. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at any annual or special meeting of stockholders. Such election shall be by written ballot. Any director or the whole Board of Directors may be removed from office at any time with the affirmative vote of the holders of a majority of the voting power of the then issued and outstanding Voting Shares: (i) but, until the 2021 Annual Meeting, only for cause, and (ii) beginning at the 2021 Annual Meeting, with or without cause.
ARTICLE TWELVE
The Corporation expressly elects not to be governed by Section 203 of the Delaware Corporation Law.
ARTICLE THIRTEEN
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed on this 30th day of September, 2005.

BROOKDALE SENIOR LIVING INC.

By:    /s/ Deborah C. Paskin
Name:    Deborah C. Paskin
Title:    Secretary